Exhibit 99.1

NEWS RELEASE
	Contacts:	Gregg Piontek Senior Vice President and Chief Financial Officer Newpark Resources, Inc. gpiontek@newpark.com 281-362-6800
FOR IMMEDIATE RELEASE
NEWPARK RESOURCES REPORTS FIRST QUARTER 2021 RESULTS
Industrial Solutions segment generates $53 million of revenues and 25% operating margin
First quarter cash provided by operating activities is $28 million; Debt reduced by $15 million

THE WOODLANDS, TX – May 4, 2021 – Newpark Resources, Inc. (NYSE: NR) (“Newpark” or the “Company”) today announced results for its first quarter ended March 31, 2021. Total revenues for the first quarter of 2021 were $141.2 million compared to $129.7 million for the fourth quarter of 2020 and $164.6 million for the first quarter of 2020. Net loss for the first quarter of 2021 was $5.4 million, or ($0.06) per share, compared to a net loss of $18.4 million, or ($0.20) per share, for the fourth quarter of 2020, and net loss of $12.1 million, or ($0.14) per diluted share, for the first quarter of 2020.
First quarter 2021 results include a $0.8 million pre-tax loss associated with the repurchase of $18.3 million of convertible notes in the open market ($0.8 million after-tax, $0.01 per share).
Paul Howes, Newpark’s President and Chief Executive Officer, stated, “With the underlying fundamentals improving in both segments, I’m pleased with our overall performance in the first quarter, highlighted by the solid performance in the Industrial Solutions segment and the continued strength in cash generation.
“Our Industrial Solutions segment revenues improved 6% sequentially and 68% year-over-year to $53 million in the first quarter of 2021, benefitting from the ongoing recovery in customer activity, most notably from the electrical utilities sector. Site and Access Solutions product sales contributed $20 million of revenues in the first quarter, benefitting from pent-up demand from customers in the electrical utilities sector, following the deferral of capital investments in 2020. With the stronger revenue, our Industrial Solutions segment operating margin improved to 25% in the first quarter. Electrical utilities remains our largest Industrial Solutions customer end-market, contributing more than half of first quarter 2021 segment revenues. We are increasingly optimistic about the long-term growth opportunity that this market provides us, particularly as energy transition gains momentum.”
Howes continued, “In the Fluids Systems segment, revenues improved 11% sequentially to $88 million in the first quarter of 2021, benefitting from the seasonal strength in Canada, the continued recovery of activity in U.S. land, and growth in stimulation chemicals, despite the impact of Winter Storm Uri, which negatively impacted first quarter revenues. In the Gulf of Mexico, revenues declined $3 million, largely reflecting unanticipated changes in customer drilling plans. Internationally, although we are beginning to see improvements in key markets, our Fluids Systems revenues were relatively flat sequentially, as activities in key markets within the EMEA region continue to be impacted by COVID-related travel and operational restrictions imposed by local governments. The Fluids Systems first quarter operating loss was reduced sequentially to $6.8 million, benefitting from the revenue improvements.
“The consistent generation of Free Cash Flow through all phases of industry cycles remains a high priority, and I’m extremely pleased with our performance on this front. During the first quarter, we generated $28 million of cash from operations, while leveraging our capital-light business model to deliver $27 million of Free Cash Flow, most of which was used to retire $18 million of outstanding convertible bonds,” added Howes. “As of the end of the first quarter, our total debt balance was reduced to $72 million, while our cash balance increased to $34 million.”
Segment Results
The Fluids Systems segment generated revenues of $87.8 million for the first quarter of 2021 compared to $79.4 million for the fourth quarter of 2020 and $132.8 million for the first quarter of 2020. Segment operating loss was $6.8 million for the first quarter of 2021 compared to a $20.1 million loss for the fourth quarter of 2020 and a $2.3 million loss for the first quarter of 2020. Operating loss for the fourth quarter of 2020 included $11.2 million of net charges, primarily related to our exit from Brazil, including $11.7 million of charges for the non-cash recognition of cumulative foreign currency translation losses. Operating loss for the first quarter of 2020 included $1.2 million of charges associated with inventory write-downs and severance costs.
The Industrial Solutions segment generated revenues of $53.3 million for the first quarter of 2021 compared to $50.3 million for the fourth quarter of 2020 and $31.7 million for the first quarter of 2020. Segment operating income was $13.1 million for the first quarter of 2021 compared to $9.5 million of income for the fourth quarter of 2020 and $3.1 million of income for the first quarter of 2020.
Repurchase of Convertible Notes due December 2021
During the first quarter of 2021, we repurchased $18.3 million of our Convertible Notes due December 2021 in the open market for a total cost of $18.1 million. Despite purchasing the notes at a discount to par, we recognized a $0.8 million loss on the extinguishment of debt from the non-cash write-off of $1.0 million of unamortized debt discount and issuance costs associated with the purchased notes. As of March 31, 2021, we have $48.6 million of Convertible Notes outstanding and $11.0 million outstanding under our U.S. bank facility. We intend to repurchase or repay the remaining Convertible Notes using a combination of available cash on-hand and generated from operations, along with expected availability under our U.S. bank facility.

Conference Call
Newpark has scheduled a conference call to discuss first quarter of 2021 results and its near-term operational outlook, which will be broadcast live over the Internet, on Wednesday, May 5, 2021 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 412-902-0030 and ask for the Newpark Resources call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through May 12, 2021 and may be accessed by dialing 201-612-7415 and using pass code 13718258#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.
Newpark Resources, Inc. is a geographically diversified supplier providing products, as well as rentals and services to a variety of industries, including oil and gas exploration, electrical transmission & distribution, pipeline, renewable energy, petrochemical, construction, and other industries. For more information, visit our website at www.newpark.com.
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical facts are forward-looking statements. Words such as “will,” “may,” “could,” “would,” “should,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” and similar expressions are intended to identify these forward-looking statements but are not the exclusive means of identifying them. These statements are not guarantees that our expectations will prove to be correct and involve a number of risks, uncertainties, and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2020, as well as others, could cause actual plans or results to differ materially from those expressed in, or implied by, these statements. These risk factors include, but are not limited to, risks related to the COVID-19 pandemic; the worldwide oil and natural gas industry; our customer concentration and reliance on the U.S. exploration and production market; our international operations; operating hazards present in the oil and natural gas industry and substantial liability claims, including catastrophic well incidents; our contracts that can be terminated or downsized by our customers without penalty; our product offering expansion; our ability to attract, retain and develop qualified leaders, key employees and skilled personnel; the availability of raw materials; business acquisitions and capital investments; our market competition; technological developments and intellectual property in our industry; severe weather, natural disasters, and seasonality; our cost and continued availability of borrowed funds, including noncompliance with debt covenants; environmental laws and regulations; our legal compliance; the inherent limitations of insurance coverage; income taxes; cybersecurity breaches or business system disruptions; our ability to maintain compliance with the New York Stock Exchange’s continued listing requirements; and our amended and restated bylaws, which could limit our stockholders’ ability to obtain what such stockholders believe to be a favorable judicial forum for disputes with us or our directors, officers or other employees. We assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by securities laws. Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
(In thousands, except per share data)	March 31, 2021	December 31, 2020	March 31, 2020
Revenues	$141,172	$129,705	$164,550
Cost of revenues	119,991	115,583	146,084
Selling, general and administrative expenses	20,911	20,374	24,696
Other operating income	(274)	(1,424)	(344)
Impairments	—	11,689	—
Operating income (loss)	544	(16,517)	(5,886)

Foreign currency exchange (gain) loss	(332)	35	1,982
Interest expense, net	2,408	2,462	3,201
Loss on extinguishment of debt	790	—	915
Loss before income taxes	(2,322)	(19,014)	(11,984)

Provision (benefit) for income taxes	3,040	(580)	164
Net loss	$(5,362)	$(18,434)	$(12,148)

Calculation of EPS:
Net loss - basic and diluted	$(5,362)	$(18,434)	$(12,148)

Weighted average common shares outstanding - basic	90,701	90,624	89,645
Dilutive effect of stock options and restricted stock awards	—	—	—
Dilutive effect of Convertible Notes	—	—	—
Weighted average common shares outstanding - diluted	90,701	90,624	89,645

Net loss per common share - basic:	$(0.06)	$(0.20)	$(0.14)
Net loss per common share - diluted:	$(0.06)	$(0.20)	$(0.14)

Newpark Resources, Inc.
Operating Segment Results
(Unaudited)

	Three Months Ended
(In thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Revenues
Fluids systems	$87,849	$79,430	$132,805
Industrial solutions	53,323	50,275	31,745
Total revenues	$141,172	$129,705	$164,550

Operating income (loss)
Fluids systems (1)	$(6,767)	$(20,119)	$(2,268)
Industrial solutions	13,130	9,531	3,062
Corporate office (2)	(5,819)	(5,929)	(6,680)
Total operating income (loss)	$544	$(16,517)	$(5,886)

Segment operating margin
Fluids systems	(7.7)%	(25.3)%	(1.7)%
Industrial solutions	24.6%	19.0%	9.6%
(1)Fluids Systems operating loss for the three months ended December 31, 2020 included $11.2 million of charges primarily related to our exit from Brazil, and Fluids Systems operating loss for the three months ended March 31, 2020 included $1.2 million of charges related to inventory write-downs and severance costs.
(2)Corporate office expenses for the three months ended March 31, 2020 included $0.2 million of charges associated with severance costs.

Newpark Resources, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands, except share data)	March 31, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$34,156	$24,197
Receivables, net	133,240	141,045
Inventories	139,913	147,857
Prepaid expenses and other current assets	13,307	15,081
Total current assets	320,616	328,180

Property, plant and equipment, net	274,972	277,696
Operating lease assets	30,332	30,969
Goodwill	42,477	42,444
Other intangible assets, net	24,527	25,428
Deferred tax assets	2,074	1,706
Other assets	2,613	2,769
Total assets	$697,611	$709,192

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$55,242	$67,472
Accounts payable	60,637	49,252
Accrued liabilities	35,188	36,934
Total current liabilities	151,067	153,658

Long-term debt, less current portion	17,000	19,690
Noncurrent operating lease liabilities	24,347	25,068
Deferred tax liabilities	14,769	13,368
Other noncurrent liabilities	9,506	9,376
Total liabilities	216,689	221,160

Common stock, $0.01 par value (200,000,000 shares authorized and 107,735,307 and 107,587,786 shares issued, respectively)	1,077	1,076
Paid-in capital	628,552	627,031
Accumulated other comprehensive loss	(57,456)	(54,172)
Retained earnings	45,554	50,937
Treasury stock, at cost (16,777,632 and 16,781,150 shares, respectively)	(136,805)	(136,840)
Total stockholders’ equity	480,922	488,032
Total liabilities and stockholders' equity	$697,611	$709,192

Newpark Resources, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(In thousands)	2021	2020
Cash flows from operating activities:
Net loss	$(5,362)	$(12,148)
Adjustments to reconcile net loss to net cash provided by operations:
Depreciation and amortization	10,830	11,453
Stock-based compensation expense	1,279	1,592
Provision for deferred income taxes	1,569	(2,801)
Credit loss expense	50	20
Gain on sale of assets	(3,283)	(1,033)
Loss on extinguishment of debt	790	915
Amortization of original issue discount and debt issuance costs	1,082	1,573
Change in assets and liabilities:
Decrease in receivables	2,414	10,652
Decrease in inventories	6,694	5,466
(Increase) decrease in other assets	1,275	(644)
Increase (decrease) in accounts payable	11,437	(9,842)
Decrease in accrued liabilities and other	(1,002)	(815)
Net cash provided by operating activities	27,773	4,388

Cash flows from investing activities:
Capital expenditures	(8,649)	(6,649)
Proceeds from sale of property, plant and equipment	8,027	3,673
Net cash used in investing activities	(622)	(2,976)

Cash flows from financing activities:
Borrowings on lines of credit	51,922	74,909
Payments on lines of credit	(56,922)	(58,948)
Purchases of Convertible Notes	(18,107)	(13,775)
Proceeds from term loan	8,258	—
Debt issuance costs	(196)	—
Purchases of treasury stock	(6)	(32)
Other financing activities	(1,561)	(1,218)
Net cash provided by (used in) financing activities	(16,612)	936

Effect of exchange rate changes on cash	(882)	(2,576)

Net increase (decrease) in cash, cash equivalents, and restricted cash	9,657	(228)
Cash, cash equivalents, and restricted cash at beginning of period	30,348	56,863
Cash, cash equivalents, and restricted cash at end of period	$40,005	$56,635

Newpark Resources, Inc.
Non-GAAP Reconciliations
(Unaudited)

To help understand the Company’s financial performance, the Company has supplemented its financial results that it provides in accordance with generally accepted accounting principles (“GAAP”) with non-GAAP financial measures. Such financial measures include earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA Margin, Free Cash Flow, Net Debt, and the Ratio of Net Debt to Capital.
We believe these non-GAAP financial measures are frequently used by investors, securities analysts and other parties in the evaluation of our performance and liquidity with that of other companies in our industry. Management uses these measures to evaluate our operating performance, liquidity and capital structure. In addition, our incentive compensation plan measures performance based on our consolidated EBITDA, along with other factors. The methods we use to produce these non-GAAP financial measures may differ from methods used by other companies. These measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with GAAP.
EBITDA and EBITDA Margin
The following tables reconcile the Company’s net income (loss) or segment operating income (loss) calculated in accordance with GAAP to the non-GAAP financial measure of EBITDA:

Consolidated	Three Months Ended
(In thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Net loss (GAAP) (1)	$(5,362)	$(18,434)	$(12,148)
Interest expense, net	2,408	2,462	3,201
Provision (benefit) for income taxes	3,040	(580)	164
Depreciation and amortization	10,830	11,128	11,453
EBITDA (non-GAAP) (1)	$10,916	$(5,424)	$2,670
(1)Net loss and EBITDA for the three months ended March 31, 2021 includes a $0.8 million loss associated with the purchase of a portion of our convertible notes on the open market. Net loss and EBITDA for the three months ended December 31, 2020 included $11.2 million of charges primarily related to our exit from Brazil. Net loss and EBITDA for the three months ended March 31, 2020 included $2.3 million of charges, consisting of a $0.9 million loss associated with the purchase of a portion of our convertible notes on the open market and a total of $1.4 million of charges related to inventory write-downs and severance costs.

Newpark Resources, Inc.
Non-GAAP Reconciliations (Continued)
(Unaudited)

Fluids Systems	Three Months Ended
(In thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Operating loss (GAAP) (1)	$(6,767)	$(20,119)	$(2,268)
Depreciation and amortization	4,627	4,869	5,234
EBITDA (non-GAAP) (1)	(2,140)	(15,250)	2,966
Revenues	87,849	79,430	132,805
Operating Margin (GAAP)	(7.7)%	(25.3)%	(1.7)%
EBITDA Margin (non-GAAP)	(2.4)%	(19.2)%	2.2%
(1)Operating loss and EBITDA for the three months ended December 31, 2020 included $11.2 million of charges primarily related to our exit from Brazil. Operating loss and EBITDA for the three months ended March 31, 2020 included $1.2 million of charges related to inventory write-downs and severance costs.

Industrial Solutions	Three Months Ended
(In thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Operating income (GAAP)	$13,130	$9,531	$3,062
Depreciation and amortization	5,136	5,186	5,168
EBITDA (non-GAAP)	18,266	14,717	8,230
Revenues	53,323	50,275	31,745
Operating Margin (GAAP)	24.6%	19.0%	9.6%
EBITDA Margin (non-GAAP)	34.3%	29.3%	25.9%

Newpark Resources, Inc.
Non-GAAP Reconciliations (Continued)
(Unaudited)

Free Cash Flow
The following table reconciles the Company’s net cash provided by operating activities calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s free cash flow:

Consolidated	Three Months Ended
(In thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Net cash provided by operating activities (GAAP)	$27,773	$15,498	$4,388
Capital expenditures	(8,649)	(1,185)	(6,649)
Proceeds from sale of property, plant and equipment	8,027	1,902	3,673
Free Cash Flow (non-GAAP)	$27,151	$16,215	$1,412

Ratio of Net Debt to Capital
The following table reconciles the Company’s ratio of total debt to capital calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s ratio of net debt to capital:

(In thousands)	March 31, 2021	December 31, 2020
Current debt	$55,242	$67,472
Long-term debt, less current portion	17,000	19,690
Total Debt	72,242	87,162
Total stockholders’ equity	480,922	488,032
Total Capital	$553,164	$575,194

Ratio of Total Debt to Capital	13.1%	15.2%

Total Debt	$72,242	$87,162
Less: cash and cash equivalents	(34,156)	(24,197)
Net Debt	38,086	62,965
Total stockholders’ equity	480,922	488,032
Total Capital, Net of Cash	$519,008	$550,997

Ratio of Net Debt to Capital	7.3%	11.4%
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